Heliogen, Inc. Announces Second Quarter 2022 Financial and Operational Results; Reports Progress on Scale Up of Long Beach Facility

Reaffirms 2022 Guidance

PASADENA, CA, August 10, 2022 – Heliogen, Inc. (“Heliogen”) (NYSE: HLGN), a leading provider of AI-enabled concentrated solar energy technology, today provided its second quarter 2022 financial and operational results and reaffirmed its previously announced guidance for 2022.

Second Quarter 2022 Highlights

•Finalized and executed a lease for Brenda Solar Energy Zone with U.S. Bureau of Land Management
•Announced partnership with Hanwha Power Systems for the production of a 5 megawatt electric (MWe) next-generation supercritical CO2 power block integrated with high-temperature solid media thermal energy storage designed by Heliogen and to be deployed with the Woodside project

Recent Highlights

•Entered into a letter of intent with Dimensional Energy for the production of sustainable aviation fuel
•Completed installation of fourth generation heliostats at Heliogen’s Lancaster demonstration facility
•Manufactured, deployed and began testing of the first commercial configuration of Heliogen’s autonomous cleaning vehicle at the Lancaster demonstration facility

Executive Commentary

“During the second quarter, Heliogen continued its steady progress toward achieving our vision of producing clean solar thermal energy for heavy industry through use of our groundbreaking, AI-enabled concentrated solar thermal energy technology,” said Bill Gross, Founder and Chief Executive Officer of Heliogen. “By signing additional customer agreements, expanding relationships with supply chain partners, and ramping up our manufacturing facilities, Heliogen is positioning itself to power the transition of global heavy industry to clean, renewable sources of heat, power and green hydrogen. We remain on track to meet our guidance for 2022.

“In addition to the exciting announcements we have made over the last several months, Heliogen recently completed the installation of our fourth generation heliostats at our Lancaster, California demonstration facility. These new heliostats are designed to be manufactured, installed and maintained more efficiently, without sacrificing performance or reliability. This is one example of our ability to iterate and innovate rapidly to reduce our cost structure and improve our margins. I am also pleased with the progress we have made at our Long Beach manufacturing facility, where we are getting ready to begin high-volume automated heliostat manufacturing during the early part of the fourth quarter of 2022.”

“In sum, Heliogen is progressing on all fronts toward the goals we set for 2022, and I am incredibly proud of the entire team for their efforts which have put us in this position.”

Letter of Intent with Dimensional Energy

Heliogen and Dimensional Energy, a sustainable fuels company, recently entered into a non-binding letter of intent (“LOI”) to jointly produce sustainable aviation fuel (“SAF”) at Heliogen’s concentrated solar thermal demonstration facility in Lancaster, California. This first-of-its-kind collaboration aims to create a reserve of jet fuel created from sunlight and air to enable the rapid decarbonization of the aviation industry. The LOI is subject to negotiation and execution of a definitive agreement.

The companies will work to deploy Heliogen’s proprietary, artificial intelligence (AI)-powered HelioHeat™ technology to convert sunlight directly into thermal energy in the form of high temperature steam and air that will be used to produce green hydrogen for Dimensional Energy’s Reactor platform. The hydrogen will be produced leveraging the previously announced successful demonstration of Heliogen’s concentrated solar technology. As part of the collaboration between Heliogen and Dimensional Energy, the LOI includes a goal of building a fully integrated ~1 barrel per day drop-in ready SAF demonstration. The parties expect a demonstration project to be a first step to develop a pipeline for approximately 3 million barrels of fuel over the next ten years.

2022 Guidance Reaffirmed

Heliogen today also reaffirmed its previously announced 2022 guidance of two to three modules contracted and $20 - $25 million of revenue. Heliogen believes the number of modules contracted is the most useful indicator of demand for its products and technology at this stage in its lifecycle. Over time, Heliogen expects these contracts to be converted to revenue as the projects are installed, although there is no assurance as to the time period for such conversion.

Second Quarter 2022 Financial Results

For the second quarter 2022, Heliogen reported total revenue of $2.4 million, total operating expenses of $28.7 million and net loss of $20.2 million. Heliogen’s net loss was driven primarily by the growth of Heliogen’s commercial operations which includes increased headcount, non-cash stock-based compensation expense of $11.5 million, and other costs related to being a public company. Heliogen’s Adjusted EBITDA, which excludes the non-cash stock-based compensation expense and other impacts, was negative $19.8 million for the second quarter 2022.

Conference Call Information

The Heliogen management team will host a conference call to discuss its second quarter 2022 financial results on Thursday, August 11, 2022, at 10:00 a.m. EDT. The call can be accessed via a live webcast accessible on the Events & Presentations page in the Investor Relations section of Heliogen’s website at www.heliogen.com. The call can also be accessed live via telephone by dialing 1-877-407-0789 (1-201-689-8562 for international callers) and referencing Heliogen.

An archive of the webcast will also be available shortly after the call on the Investor Relations section of Heliogen’s website.

About Heliogen

Heliogen is a renewable energy technology company focused on eliminating the need for fossil fuels in heavy industry and powering a sustainable future. Heliogen’s AI-enabled, modular concentrated solar technology aims to cost-effectively deliver near 24/7 carbon-free energy in the form of heat, power, or green hydrogen fuel at scale – for the first time in history. Heliogen was created at Idealab, the leading technology incubator founded by Bill Gross in 1996. For more information about Heliogen, please visit Heliogen.com.

Use of Non-GAAP Financial Information

Management uses certain financial measures, including EBITDA and Adjusted EBITDA, to evaluate our financial and operating performance that are calculated and presented on the basis of methodologies other than in accordance with GAAP. We believe these non-GAAP financial measures are useful to investors and analysts to assess our ongoing financial performance because they provide improved comparability between periods through the exclusion of certain items that we believe are not indicative of our core operating performance, enhance the overall understanding of our past financial performance and future prospects, and remove items that may obscure our underlying business results and trends. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and our calculations thereof may not be comparable to similarly titled measures reported by other companies. Please see the accompanying tables for reconciliations of the following non-GAAP financial measures for Heliogen’s current and historical results: EBITDA and Adjusted EBITDA.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical in nature, including the words “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our guidance for full-year 2022, the development of our manufacturing and production facilities, maintaining our trajectory in 2022, achieving our financial and operational goals, progress with potential customers and future growth opportunities. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) our financial and business performance, including risk of uncertainty in our financial projections and business metrics and any underlying assumptions thereunder; (ii) our ability to execute our business model, including market acceptance of our planned products and services and achieving sufficient production volumes at acceptable quality levels and prices; (iii) our ability to access sources of capital to finance operations, growth and future capital requirements; (iv) our ability to maintain and enhance our products and brand, and to attract and retain customers; (v) our ability to scale in a cost effective manner; (vi) changes in applicable laws or regulations; (vii) the ongoing impacts of the COVID-19 pandemic and the potential impacts of Russia’s invasion of Ukraine on our business; (viii) developments and projections relating to our competitors and industry; (ix) our ability to access sources of capital to finance operations, growth and future capital requirements; and (x) our ability to protect our intellectual property. You should carefully consider the foregoing factors and the other risks and uncertainties disclosed in the “Risk Factors” section in Part I, Item 1A in our Annual Report on Form 10-K/A for the annual period ended December 31, 2021 and other documents filed by Heliogen from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Heliogen assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.
Heliogen Investor Contact
Louis Baltimore
Investor Relations
Louis.Baltimore@Heliogen.com
Heliogen Media Contact:
Cory Ziskind
ICR, Inc.
HeliogenPR@icrinc.com

Heliogen, Inc.
Condensed Consolidated Balance Sheets
($ in thousands)
(unaudited)

	June 30,	December 31,
	2022	2021
ASSETS
Cash and cash equivalents	$60,731	$190,081
Investments, available-for-sale	115,142	32,332
Other current assets	13,921	4,770
Total current assets	189,794	227,183
Non-current assets	47,783	30,265
Total assets	$237,577	$257,448
LIABILITIES AND SHAREHOLDERS’ EQUITY
Trade payables	$3,916	$4,645
Contract liabilities	8,521	513
Contract loss provisions	30,923	397
Other current liabilities	5,794	6,974
Total current liabilities	49,154	12,529
Long-term liabilities	19,477	30,861
Total liabilities	68,631	43,390
Shareholders’ equity	168,946	214,058
Total liabilities and shareholders’ equity	$237,577	$257,448

Heliogen, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
($ in thousands, except per share and share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$2,392	$845	$5,931	$1,361
Cost of revenue	2,386	845	39,647	1,361
Gross profit (loss)	6	—	(33,716)	—

Operating expenses:
Selling, general, and administrative	22,589	4,260	42,984	6,412
Research and development	6,147	2,665	15,752	4,273
Total operating expenses	28,736	6,925	58,736	10,685
Operating loss	(28,730)	(6,925)	(92,452)	(10,685)

Interest income (expense), net	213	(41)	407	(1)
SAFE instruments remeasurement	—	(47,460)	—	(47,460)
Gain (loss) on warrant remeasurement	8,284	(1,979)	12,310	(2,282)
Other (expense) income, net	(109)	72	(185)	39
Net loss before taxes	(20,342)	(56,333)	(79,920)	(60,389)
Income tax benefit	125	—	735	—
Net loss	(20,217)	(56,333)	(79,185)	(60,389)
Other comprehensive loss, net of taxes
Unrealized losses on available-for-sale securities	(127)	(2)	(506)	(14)
Cumulative translation adjustment	(323)	—	(324)	—
Total comprehensive loss	$(20,667)	$(56,335)	$(80,015)	$(60,403)

Loss per share
Loss per share – Basic and Diluted	$(0.11)	$(5.30)	$(0.42)	$(5.92)
Weighted average number of shares outstanding – Diluted	190,182,474	10,623,517	187,123,737	10,195,971

Non-GAAP Financial Measures

EBITDA represents condensed consolidated net loss before (i) interest (income) expense, net, (ii) income tax expense (benefit) and (iii) depreciation and amortization expense.

Adjusted EBITDA represents EBITDA adjusted for certain significant non-cash items and items that management believes are not attributable to or indicative of our on-going operations or that may obscure our underlying results and trends.

The following reconciles net loss to EBITDA and Adjusted EBITDA for the periods as shown:

	Three Months Ended June 30,		Six Months Ended June 30,
$ in thousands	2022	2021	2022	2021
Net loss	$(20,217)	$(56,333)	$(79,185)	$(60,389)
Adjustments
Interest (income) expense, net	(213)	41	(407)	1
Income tax benefit	(125)	—	(735)	—
Depreciation and amortization	693	80	1,453	134
EBITDA	$(19,862)	$(56,212)	$(78,874)	$(60,254)
Adjustments
SAFE instruments remeasurement(1)	—	47,460	—	47,460
(Gain) loss on warrant remeasurement(2)	(8,284)	1,979	(12,310)	2,282
Share-based compensation	11,524	353	24,506	564
Provision for contract losses (3)	—	—	33,737	—
Contract losses incurred (3)	(3,131)	—	(3,160)	—
Adjusted EBITDA	$(19,753)	$(6,420)	$(36,101)	$(9,948)
__________________
(1)Represents the change in fair value on our SAFE instruments which were converted to common stock immediately prior to the closing of the business combination with Athena Technology Acquisition Corp.
(2)Represents the change in fair value on our warrant liabilities for the outstanding warrants that we assumed in the business combination with Athena Technology Acquisition Corp.
(3)Represents contract losses with customers for which estimated costs to satisfy performance obligations exceeded considerations expected to be realized. Contract loss is reduced and recognized in cost of revenue as expenditures are incurred and related revenue is recognized.